EXHIBIT 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations Ms. Renée Bouché 661-723-7723 renee@simulations-plus.com	Hayden IR Mr. Cameron Donahue 651-653-1854 cameron@haydenir.com

For Immediate Release:

November 15, 2011

Simulations Plus Signs Stock Purchase Agreement for Sale of Words+ Subsidiary

Prentke Romich Company to Acquire Subsidiary and Continue Operations

LANCASTER, CA, November 15, 2011 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today announced that it has signed a Stock Purchase Agreement with the Prentke Romich Company of Wooster, Ohio (PRC) to sell Simulations Plus’ wholly owned Words+ subsidiary to PRC for $2.1 million. Closing is planned for November 30, 2011, to coincide with the end of the first fiscal quarter of Simulations Plus’ 2012 fiscal year.

Walt Woltosz, Chairman and Chief Executive Officer of Simulations Plus, said, “Thirty years ago we founded Words+ to provide high-level computer-based communication systems for people who experience loss of speech and/or other motor skills. Words+ systems have been used by thousands of people around the world, and the company pioneered a number of communication strategies that are now widely used in such systems today.

“Things changed markedly in 1996 when we founded Simulations Plus, with a focus on simulation and modeling software and consulting services for pharmaceutical research and development. That business has been highly successful and has been the primary focus of our attention for the last 15 years. As a result, our shareholders have often asked why we continue to operate two such very different businesses. Earlier this year, the board of directors decided to investigate the possible sale of Words+ so that we could focus our attention on the higher margin pharmaceutical software and consulting services business.”

Woltosz continued, “When we started Words+ in 1981, we learned of a company in Ohio run by Barry Romich that had already been in business for 15 years, and also produced communication systems, although with a very different approach to system design, language strategies, and marketing and sales. Our businesses evolved in separate ways, with Words+ focused on using personal computers as the core of our systems. We often cooperated in ways that were of mutual benefit and helped to grow the industry, including when Barry and I started the Communication Aid Manufacturers Association in the 1980s.”

Jeff Dahlen, President of Words+, added, “The sale of Words+ to PRC will begin a new era for Words+, and will result in a home for the company in a larger organization that is well-equipped to support and grow this specialized business. We are very pleased that PRC intends to keep the Words+ name and identity, as it has with other acquisitions it has made in recent years. PRC is a forward-looking company and is a great success story in the field of augmentative communication. Although some operations will move to Ohio, there will also be continued operations in California. We look forward to this exciting opportunity to work with one of the premiere companies in the business.”

“The addition of Words+ to the PRC family provides new solutions for helping both children and adults,” said David L. Moffatt, President and CEO of PRC. “Words+ has a long history of providing quality products and service, and an ongoing commitment to the field of augmentative communication. Their strong product management and product development expertise in working with adults with acquired disabilities, such as ALS, is a natural fit for the work we are doing.”

Barry A. Romich, co-founder and Chairman of the Board of PRC, said, “Walt Woltosz is a pioneer in this field. We have the highest respect for Walt and his staff, and consider it a privilege to continue their fine work.  Our goal, as we go forward, is to provide the best quality services for Words+ customers.”

Excel Partners, a healthcare-focused investment bank with offices in New York and Santa Monica, acted as exclusive financial advisor to SLP in connection with this transaction.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – The signing of this Stock Purchase Agreement documents the intent of both Simulations Plus and PRC to close on November 30, 2011. We fully expect that such closing will take place as planned; however, there can be no assurances that this sale will close until the closing is actually executed. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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